Exhibit 99.1

Media Contact:

Katie Curnutte, Zillow

206-757-2701 or press@zillow.com

Zillow to Acquire StreetEasy,

New York’s Leading Real Estate Website

SEATTLE and NEW YORK — Aug. 19, 2013 – Zillow, Inc. (NASDAQ: Z), the largest U.S. real estate and home-related marketplace, today announced it has entered into a definitive agreement to acquire StreetEasy®, the leading real estate website in New York City, for $50 million in cash. The transaction is subject to satisfaction of customary closing conditions and is expected to close in the next few weeks.

StreetEasy attracts nearly 1.2 million1 monthly unique users, primarily home shoppers in the New York region. This acquisition gives StreetEasy the resources to further invest in product development and grow its audience, while offering Zillow® clear market leadership in the country’s largest and most important real estate market.

“StreetEasy is an excellent strategic fit with Zillow, as we share a common goal: To help consumers become smarter about real estate by communicating comprehensive, unbiased information about apartments and homes,” said Zillow CEO Spencer Rascoff. “StreetEasy is an incredibly strong and recognized brand in New York City, and complements Zillow’s dominant and growing national brand. We’re delighted to welcome the enormously talented and knowledgeable StreetEasy team on board.”

StreetEasy launched in 2006 and has 34 employees. StreetEasy provides accurate and comprehensive for-sale and for-rent listings through partnerships with all of the largest real estate brokerages in New York. The site adds several layers of additional data organized and presented in ways that help consumers and real estate professionals alike.

“At StreetEasy, we pride ourselves on bringing much-needed transparency to the New York City real estate marketplace, and being the primary reference site for consumers and real estate professionals,” said Michael Smith, co-founder and CEO of StreetEasy. “We’re very excited to be joining forces with Zillow, the largest national brand in mobile and online real estate, as we continue our commitment to data integrity, innovation and collaboration with the local real estate community.”

In addition to listings, StreetEasy provides information about condos, co-ops, new developments and luxury real estate. They also have a popular blog featuring tips and news for New York renters and buyers.

“Simply put, StreetEasy has cracked the code in New York,” Rascoff said. “They now have a local network effect where nearly every New York broker is active on StreetEasy because of the site’s large audience and comprehensive data.”

About Zillow, Inc.

Zillow, Inc. (NASDAQ: Z) operates the leading real estate and home-related marketplaces on mobile and the Web, with a complementary portfolio of brands and products that help people find vital information about homes, and connect with the best local professionals. Zillow’s brands serve the full life cycle of owning and living in a home: buying, selling, renting, financing, remodeling and more. In addition, Zillow offers a suite of tools and services to help local real estate, mortgage, rental and home improvement professionals manage and market their businesses. Welcoming more than 61 million monthly unique users in July 2013, the Zillow, Inc. portfolio includes Zillow.com®, Zillow Mobile, Zillow Mortgage Marketplace, Zillow Rentals, Zillow Digs™, Postlets®, Diverse Solutions®, Agentfolio™,  Mortech® and HotPads™. The company is headquartered in Seattle.

Zillow.com, Zillow, Postlets, Mortech and Diverse Solutions are registered trademarks of Zillow, Inc. Agentfolio, HotPads and Digs are trademarks of Zillow, Inc.

StreetEasy is a registered trademark of StreetEasy.

(ZFIN)

[1]	1,181,104 million unique users in June 2013, according to Google Analytics